EXHIBIT 10.3

Summary of the Targets and Performance Measures Under the 2007 Management Incentive Plan

The 2007 Management Incentive Plan (“MIP”) is an annual cash incentive program. The 2007 MIP opportunities described below will be created under the 2007 Performance Compensation Plan, which will become effective as of the effective date of Delta’s Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code - Case No. 05-17923 (ASH). The MIP closely links pay and performance by providing approximately 1,200 management employees with a compensation opportunity based on Delta's achieving key business plan goals in 2007. It also closely aligns the interests of Delta’s management and other employees since these goals are the same ones that drive payouts under the Profit Sharing Plan and Shared Rewards program.

The Profit Sharing Plan provides that, for each year in which the Company has an annual pre-tax profit (as defined in the profit sharing plan), Delta will pay at least 15% of that profit to eligible employees. If the annual pre-tax profit is greater than $1.5 billion, Delta will pay 20% of the amount that exceeds $1.5 billion. The Shared Rewards program provides eligible employees monthly incentives up to $100 for achieving operational goals relating to on-time performance, completion rate, and - new upon emergence - baggage handling performance.

The Personnel &Compensation Committee of Delta’s Board of Directors established, and the Creditors' Committee approved, the performance measures and annual incentive opportunities for the MIP. For officers at or above the Senior Vice President level, incentive opportunities will be based 50% on the Company's financial performance and 50% on its operational performance. The financial goals are Delta's emergence from bankruptcy during 2007, and its pre-tax profit level for the year (pre-tax profit is the same measure used in the Profit Sharing Plan). The operational objectives are the number of times in 2007 Delta meets the monthly targets in the Shared Rewards program as well as the on-time performance of Delta Connection carriers.

The target awards are two times base salary for Delta's Chief Operating Officer and Chief Financial Officer, and one time base salary for its Executive Vice Presidents. Payouts under the 2007 MIP may range from zero to 50% higher than the target awards depending on the performance results achieved. Even if Delta meets some of its performance targets under the 2007 MIP, no payment will be made to any participant under those measures unless there is a payment for 2007 under the Profit Sharing Plan.1

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1 For Vice Presidents and Directors, incentive opportunities will be based 1/3 on Delta's financial performance as discussed above, 1/3 on the operational objectives as discussed above and 1/3 on individual performance goals. For General Managers and Managers, incentive opportunities will be based entirely on individual performance goals. Just like with payments under the Shared Rewards program, payments for individual performance of participants below the Senior Vice President level are not conditioned on the occurrence of payments under the Profit Sharing Plan.